                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Castle Energy Corporation:

We consent to incorporation by reference in the registration statement (No. 33-88760) on Form S-8 of Castle Energy Corporation of our report dated December 1, 1998, relating to the consolidated balance sheets of Castle Energy Corporation and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the September 30, 1998, annual report on Form 10-K of Castle Energy Corporation.

KPMG PEAT MARWICK LLP

Houston, Texas
December 9, 1998